Exhibit 99.1

October 12, 2018

Dear Fellow Stockholder:

Enclosed you will find your third quarter account statement, which includes detailed information regarding your Inland Real Estate Income Trust, Inc. (“Inland Income Trust”) quarterly distributions and, if applicable, participation in Inland Income Trust’s distribution reinvestment plan.

The third quarter cash distribution payable to stockholders of record as of September 28, 2018 was $0.335 per share (which is equal to an annualized distribution rate of 6% based on Inland Income Trust’s estimated value of $22.35 per share as of December 31, 2017).

Recommendation to REJECT MacKenzie’s Unsolicited Tender Offer

You likely have already received correspondence from MacKenzie1 relating to an unsolicited tender offer to purchase your shares of Inland Income Trust at a price of $11.65 per share. MacKenzie is not affiliated with Inland Income Trust and its sole reason for the tender is to profit at your expense. The board of directors of Inland Income Trust unanimously recommends that you reject the offer, as we believe the stock is worth considerably more than the price offered. To reject the offer, simply ignore it and do not respond.

If you have already agreed to sell your shares pursuant to the MacKenzie offer, you may withdraw your acceptance at any time prior to the termination of the MacKenzie offer, which is presently scheduled to expire on October 31, 2018. Notices of withdrawal may be sent via facsimile at 925.235.1080 or by mail to MacKenzie Capital Management, LP, 89 Davis Road, Suite 100, Orinda, CA 94563.

Minimal Damage from Hurricane Florence

As Hurricane Florence approached the Southeast Coast, our property management teams were hard at work ensuring all appropriate contingency plans were in place. We are pleased to share that, other than minor roof leaks, broken windows, and some storefront sign damage, none of our properties experienced any major issues. Our thoughts are with the residents of North Carolina, South Carolina, and other areas affected by Hurricane Florence.

Strong Operating Portfolio

As of June 30, 2018, our approximately $1.4 billion portfolio was comprised of 59 retail properties in 24 states, totaling approximately 6.9 million square feet occupied by 748 tenants. More than 80% of our annualized base rent, or ABR, is generated from properties anchored or shadow-anchored by grocers, with supermarket-anchored properties noted as the most attractive retail investment opportunity in a recent Retail Investor Sentiment Report by Retail Capital Markets2.

As of June 30, 2018, our economic occupancy was 94.5%. In fact, our portfolio has been more than 94% leased since we purchased our first properties in 2012.

Grocery-anchored centers are more relevant now than ever. These centers are anchored by at least one big name retailer that serves as the draw for smaller retailers. Despite department stores closing, grocery-anchored retail has proven to be extraordinarily resilient.3

(Continued on reverse side.)

One of the top trends in the grocery sector is providing online convenience options when purchasing from a brick-and-mortar grocer. Although online grocery purchases account for less than 10% of all online sales, omni-channel efforts are a large part of the sector’s next evolution. For example, Kroger, our second largest tenant based on annualized base rent, is now offering delivery and a ‘Buy Online Pickup in Store’ option to customers.3

As evidenced by these positive trends and new initiatives, we believe grocery-anchored retail is a strong sector with a potentially bright future.

We appreciate your investment in Inland Income Trust and your confidence in our investment strategy. If you have questions regarding your investment in Inland Income Trust or the MacKenzie offer, please contact your financial advisor or our Investor Services team at 800.826.8228.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon
President and Chief Executive Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

1The purchasers consist of MPF Northstar Fund, LP, MPF Northstar Fund 2, LP, MacKenzie Fund 3, LP, MacKenzie Badger Acquisition Co. 4, LLC, MPF Flagship Fund 14, LLC and SCM Special Fund 3, LP (collectively, MacKenzie).

2Retail Capital Markets Retail Investor Sentiment Report. May 18, 2018.

3NAI Global. Is the Grocery Anchor Still Relevant? April 25, 2018.

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for 50 years.

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.